Exhibit 10.10

SUBLEASE

THIS SUBLEASE ("Sublease") is made and entered into as of May 12th, 2021 (the "Effective Date"), by and among and CHARLOTTE'S WEB, INC., a Delaware corporation ("Sublandlord"), and Outside Interactive, Inc., a Delaware corporation (“Subtenant”)

WHEREAS, Boulder Brands USA, Inc., a Delaware corporation (f/da GFA Brands, Inc.) ("Tenant") and 1600 Pearl Street, LLC, a Colorado limited liability company (“Landlord”), as landlord, entered into that certain Office Lease dated December 21, 2012, as amended by that certain First Amendment to Office Lease dated May 7, 2014, as further amended by that certain Second Amendment to Office Lease dated August 7, 2014, and as further amended by that certain Third Amendment to Office Lease dated May 21, 2015 (collectively, "Lease") for approximately 42,191 rentable square feet (the "Premises") being (i) the "3rd" Floor" (as designated on Exhibit A attached hereto) known as Suite 300 (consisting of approximately 17,598 rentable square feet) and (ii) the "Ground Floor" (as designated on Exhibit A, attached hereto) known as Suite 100 and the "Basement/Garden Level" (as designated on Exhibit A, attached hereto) of the Building (as hereinafter defined) (such Suite 1 and Basement/Garden Level of the Premises, in the aggregate, consisting of approximately 24,593 rentable square feet) (collectively referred to herein as, the "Lower Level"), in the office building located at 1600 Pearl Street, Boulder, Colorado (the "Building"). A complete copy of the Lease is attached hereto as Exhibit B.

WHEREAS, Tenant and Sublandlord entered into that certain Sublease dated June 24, 2019 as amended by that certain First Amendment to Sublease dated August 30, 2019, whereby Sublandlord leases the entire Premises (the “2019 Sublease”). A complete copy of the 2019 Sublease is attached hereto as Exhibit C.

WHEREAS, Subtenant desires to sublease the Premises from Sublandlord upon the terms and conditions herein contained.

WHEREAS, any capitalized terms used in this Sublease but not defined herein shall have the meanings set forth in the Lease.

NOW THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration and the mutual agreements herein contained, the parties agree as follows:

1.             Demise. On the terms and conditions of this Sublease and subject to receipt by Tenant and Sublandlord of Landlord's Consent (defined in and pursuant to Section 23 below), Sublandlord hereby subleases to Subtenant, and Subtenant accepts from Sublandlord, all of the Premises, which Premises is shown on the plan attached hereto as Exhibit A. Subtenant stipulates that the number of square feet of rentable area in the Premises set forth herein is conclusive and shall be binding upon Subtenant. Sublandlord represents it is not retaining any portion of the Premises that was subject to the 2019 Sublease.

2.             Sublease Term.

(a)            The term of this Lease shall commence upon delivery of possession of the Premises to Subtenant by Sublandlord on the later of (i) June 1, 2021 (the “Scheduled Commencement Date”), or (ii) thirty (30) days following receipt of Landlord’s Consent (defined below), such date being the “Commencement Date”, and shall expire on the earlier of (a) August 31, 2025 and (b) the day before the Master Lease is terminated, if earlier, in accordance with the terms of the Master Lease (the “Expiration Date”). Upon termination of this Sublease, Sublandlord and Subtenant shall be released from all liabilities and obligations hereunder, except as may otherwise be expressly provided herein.

(b)            Provided Subtenant has received Landlord’s Consent (defined below), Subtenant may enter the Premises for the purpose of installing furniture, fixtures, and equipment during the period that is ten (10) days prior (the “Move-in Date”) to the Commencement Date (the “Early Occupancy”), provided that such Early Occupancy be subject to all of the terms and conditions of this Sublease, including without limitation, Subtenant’s obligation to pay Sublandlord all sums and charges required to be paid by Subtenant, provided, however, during such Early Occupancy, Subtenant shall not be obligated to pay Base Rent or Additional Rent. Prior to any such Early Occupancy, Subtenant shall provide Sublandlord with certificates of insurance or other evidence acceptable to Sublandlord evidencing Subtenant’s compliance with the insurance obligations set forth in Section 14 below.

(c)            Subtenant agrees that in the event of the inability of Sublandlord to tender possession of the Premises on or before the Scheduled Commencement Date, Sublandlord shall not be liable for any damages resulting from such inability, and no such failure to give possession on the Scheduled Commencement Date shall affect the obligations of Subtenant under this Sublease, except that the Commencement Date and Subtenant’s obligations for the payment of Base Rent and Additional Rent shall, accordingly, be deferred until Sublandlord tenders possession of the Premises to Subtenant. In the event of the inability of Sublandlord to tender possession of the Premises on or before July 1, 2021 (the “Outside Date”), then Subtenant shall be entitled to one (1) day of additional abated Base Rent on a day for day basis until the date Sublandlord tenders possession of the Premises to Subtenant. Notwithstanding any of the foregoing, to the extent that any delay in tender of possession of the Premises on or before the Outside Date is a result of Subtenant’s failure to comply with the terms and conditions of this Sublease or Subtenant’s acts or omissions (a “Subtenant Delay”), the Commencement Date shall be deemed to have occurred on the date on which it would otherwise have occurred but for such Subtenant Delay. Unless and to the extent of a Subtenant Delay, if Sublandlord obtains the Landlord’s Consent and otherwise does not deliver possession of the Premises to Subtenant, then at any time after September 15, 2021, Subtenant shall be entitled to send a notice to Sublandlord that such failure to deliver will give Subtenant the right to terminate this Sublease pursuant to this Subsection (the “No Delivery Notice”). If Sublandlord does not then deliver possession of the Premises within thirty (30) days from the date of the No Deliver Notice (“Delivery Deadline”), then at any time after the Delivery Deadline until Sublandlord delivers the Premises to Subtenant, Subtenant shall have the right to terminate this Sublease upon written notice to Sublandlord, provided, however, Subtenant’s right to terminate this Sublease pursuant to this Section 2(c), shall be null and void and of no further force or effect upon Sublandlord’s delivery of the Premises to Subtenant on or before September 15, 2021.

(d)            Subtenant shall, at Sublandlord’s request, execute and deliver a memorandum agreement provided by Sublandlord in the form of Exhibit H attached hereto confirming the Commencement Date, and, if necessary, rent schedule with revised dates.

3.             Rent.

(a)            Base Rent. Subtenant covenants and agrees to pay to Sublandlord during the Sublease Term, base rent ("Base Rent") as follows, based on the Scheduled Commencement Date:

Period	Monthly Base Rent
Months 1 – 7	$84,311.68	*
Months 8 – 10	$84,311.68
Months 11 – 16	$85,647.73
Months 17 – 22	$86,983.77
Months 23 – 28	$88,319.82
Months 29 – 34	$89,726.19
Months 35 – 40	$91,097.40
Months 41 – 46	$92,538.93
Months 46 – August 31, 2025	$93,980.45

*Provided that there is no Event of Default (defined in Section 11 below), that is not otherwise cured or waived, at any time during the Sublease Term, Base Rent and Additional Rent (defined below) shall abate during the first seven months of the Sublease Term, (the "Abatement Period"). Upon the occurrence of an Event of Default hereunder (beyond any applicable notice and cure period), the unamortized amount of the abated Base Rent for the Abatement Period, amortized on a straight-line basis over the Sublease Term, shall immediately become due and payable.

(b)            Additional Rent. Notwithstanding anything in this Sublease to the contrary, in addition to Base Rent, Subtenant shall be responsible for Tenant's Share of (i) Expenses (pursuant to Section 4(B) of the Lease); (ii) Taxes (pursuant to Section 4(B) of the Lease); (iii) utilities (pursuant to Section 4(B) of the Lease); and (iv) for the payment of the use of the Spaces located in the Garage (pursuant to Section 33(M) of the Lease) as additional rent (subparts (i), (ii), (iii) and (iv) shall collectively be referred to herein as "Additional Rent"). Base Rent and Additional Rent are referred to collectively as "Rent". Subtenant’s responsibility for Tenant’s Share under the Lease shall be for 23.34%. Sublandlord shall exercise any right to audit the Lease under the 2019 Sublease upon Subtenant’s request of same, and Sublandlord shall cooperate with Subtenant in the exercise of such rights. Subtenant shall be solely responsible for all costs associated with any such audit.

(c)            Payment. Subtenant shall pay Rent to Sublandlord in advance and without notice, on or before the fifth (5th) day of each and every month during the Sublease Term, without set off or deduction, except as expressly set forth in the Lease or Sublease, at Charlotte’s Web, Inc., c/o Charlotte’s Web Holdings, Inc., 700 Tech Court, Louisville, CO 80027, in or such other place as Sublandlord may designate in writing. Subtenant shall deliver to Sublandlord Rent for the first (1st) month of the Sublease Term on or before the Commencement Date. Payment of Rent for any fractional calendar month during the Sublease Term shall be prorated, and the monthly Rent for any such fractional month shall equal the product of: (a) 1/30 of the monthly Rent in effect during the partial month, and (b) the number of days elapsed in such partial month.

(d)            Late Fee and Interest. If Subtenant shall fail to pay when due any Rent within five (5) days after notice from Sublandlord, then Sublandlord has the right, without further notice to Subtenant, to impose a late payment charge equal to the lesser of (i) five percent (5%) of the late Rent, or (ii) One Thousand Five Hundred and 00/100 Dollars ($1,500.00). Subtenant shall not have any grace periods for late payments unless expressly granted by Sublandlord. Unless so granted, the additional amount set forth above shall be automatically due and owing to Sublandlord. In addition, all past-due payments required of Subtenant hereunder not paid within ten (10) business days when due, shall bear interest from the date due until paid at the lesser of twelve percent (12%) per annum or the maximum lawful rate of interest. In no event, however, shall the charges permitted under this Sublease exceed the maximum lawful rate of interest.

4.             Letter of Credit.

(a)            Upon receiving the Landlord Consent, Subtenant shall deliver to Sublandlord, to secure the full performance by Subtenant of all of its obligations under the Sublease, and for all losses and damages Sublandlord may suffer as a result of Subtenant’s failure to comply with one or more provisions of the Sublease, a standby, unconditional, irrevocable, transferrable letter of credit (the “Letter of Credit’) in the form of Exhibit D, and containing the terms required herein, in the amount of Five Hundred Thousand Dollars ($500,000) (the “Letter of Credit Amount”) naming Sublandlord as beneficiary, issued by a financial institution acceptable to Sublandlord, in its sole discretion, permitting multiple draws thereon. Subtenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is forty-five (45) days after the scheduled expiration date of the Sublease Term. If the Letter of Credit held by Sublandlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank) or Subtenant desires to replace the Letter of Credit, Subtenant shall deliver to Sublandlord a new Letter of Credit or certificate of renewal or extension (a “Renewal or Replacement LC”) not late than forty-five (45) days prior to the expiration date of the Letter of Credit then held by Sublandlord. Any Renewal or Replacement LC shall comply with all of the provisions of this Section, shall be irrevocable, transferable and shall remain in effect (or be automatically renewable) through the Final LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Sublandlord in its sole discretion.

(b)            Upon Subtenant’s failure to comply with one or more provisions of the Sublease where such failure continues beyond applicable notice and cure periods set forth therein, or as otherwise specifically agreed by Sublandlord and Subtenant pursuant to the Sublease, or any amendment thereof, Sublandlord may upon written notice to Subtenant and without prejudice to any other remedy provided in the Sublease, draw on the Letter of Credit and use all or part of the proceeds to (i) satisfy any amounts due to Sublandlord from Subtenant, and (ii) satisfy any other damage, injury, expense or liability that Sublandlord has suffered or that Sublandlord reasonably estimates that it may suffer to the extent caused by Subtenant’s failure to comply. In addition, if Subtenant fails to furnish a Renewal or Replacement LC complying with all of the provisions of this Section at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Sublandlord, then Sublandlord shall provide written notice to Tenant of its intent to draw the upon such Letter of Credit, and if Tenant does not furnish a Renewal or Replacement LC within three (3) business days, Sublandlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Section (the “LC Proceeds Account”).

(c)            The proceeds of the Letter of Credit shall constitute Sublandlord’s sole and separate property (and not Subtenant’s property) and Sublandlord may immediately upon any draw (and without notice to Subtenant) apply or offset the proceeds of the Letter of Credit: (i) against any Rent payable by Subtenant under the Sublease that is not paid when due; (ii) against all losses and damages that Sublandlord has suffered or that Sublandlord reasonably estimates that it may suffer as a result of Subtenant’s failure to comply with one or more provisions of the Sublease; and (iii) against any other amount that Sublandlord may spend or become obligated to spend by reason of an Event of Default by Subtenant under the Sublease. Provided Subtenant has performed all of its obligations under the Sublease, Sublandlord agrees to pay to Subtenant, within forty-five (45) days after the Final LC Expiration Date, the amount of any proceeds of the Letter of Credit received by Sublandlord and not applied as allowed above or, if the Sublease terminates in accordance with its terms prior to the Final LC Expiration Date, Sublandlord shall return the original Letter of Credit to Subtenant.

(d)            If, as result of any application or use by Sublandlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the applicable Letter of Credit Amount, Subtenant shall, within five (5) days of receipt of notice from Sublandlord, provide Sublandlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the Letter of Credit Amount as stated on the latest particular reduction effective date as shown in the schedule below), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section, and if Subtenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in the Sublease, the same shall constitute a default by Subtenant. Subtenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Sublandlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(e)            Sublandlord and Subtenant (i) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof (including the LC Proceeds Account) be deemed to be or treated as a “security deposit’ under any requirements applicable to security deposits in the commercial context (“Security Deposit Laws”), (ii) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (iii) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

(f)             Provided no Event of Default (beyond applicable notice and cure period) by Subtenant then exists under the Sublease, then the Letter of Credit shall be reduced on the applicable reduction date in accordance with the following schedule:

Reduction Date	New Letter of Credit Amount
January 1, 2023	$400,000.00
January 1, 2024	$300,000.00
January 1, 2025	$153,000.00

If Subtenant is not entitled to reduce the Letter of Credit Amount as of a particular Reduction Date due to Subtenant’s failure to satisfy the conditions described in this Section above, then any subsequent reduction(s) Subtenant is entitled to hereunder shall be reduced by the amount of the reduction Subtenant would have been entitled to had Subtenant satisfied the conditions necessary for such earlier reduction. Any reduction in the Letter of Credit Amount shall be accomplished by Subtenant providing Sublandlord with a substitute Letter of Credit in the reduced amount (in the same form as the existing Letter of Credit) or an amendment to the existing Letter of Credit that reduces the Letter of Credit Amount (the form of such amendment shall be reasonably acceptable to Sublandlord). In the event Sublandlord is holding cash in lieu of the Letter of Credit, then if Subtenant provides Sublandlord with written notice requesting the reduction as provided above, Sublandlord shall refund the applicable portion of such cash to Subtenant within forty-five (45) days after the later to occur of (i) Sublandlord’s receipt of such notice, or (ii) the date upon which Subtenant is entitled to a reduction in such amount as provided above.

5.             Condition of Premises.

(a)            Subtenant hereby agrees that, the Premises shall be taken "AS IS", with "ALL FAULTS" and "WITHOUT ANY REPRESENTATION OR WARRANTIES"; except as provided herein and further provided that Sublandlord shall deliver the Premises in broom clean condition. Except as otherwise provided herein, Subtenant hereby waives and disclaims any objection or cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of, the physical condition of the Premises or the suitability of same for Subtenant's purposes. Except as otherwise provided herein, Subtenant acknowledges that neither Sublandlord nor any agent or employee of Sublandlord nor Landlord has made any representation or warranty with respect to the physical condition of the Premises or with respect to the suitability of the same for Subtenant's purposes.

(b)            Sublandlord shall provide Subtenant Two Hundred Ten Nine Hundred Fifty-Five Dollars ($210,955.00) (based upon $5.00 per rentable square foot of the Premises) (the “Allowance”) towards the reimbursement of the costs incurred with respect to the completion of certain improvements to the Premises to be completed by Subtenant as described in Exhibit E, which improvements must be approved by Landlord, Tenant, and Sublandlord and additional improvements shall otherwise be subject to Landlord, Tenant’s, and Sublandlord’s approval which shall not be unreasonable withheld, conditioned or delayed (the “Subtenant Improvements”). In no event shall Sublandlord be obligated to make disbursements in a total amount which exceeds the Allowance. In the event the cost of the Subtenant Improvements exceeds the Allowance, such excess shall be borne exclusively by Subtenant. Sublandlord makes no representation or warranty whatsoever as to the total cost of the Subtenant Improvements and Subtenant acknowledges that the total cost of the Subtenant Improvements may exceed the Allowance.

(c)            The Allowance shall be funded to Subtenant upon completion of the Subtenant Improvements, in accordance with the terms of this paragraph. Sublandlord shall pay the Allowance to Subtenant within thirty (30) days following Sublandlord’s receipt of the following: (i) final lien waivers from Subtenant’s contractors; (ii) application for payment and sworn statement of Subtenant’s general contractor and architect (if applicable), or with respect to any work not performed by or under the general contractor, copies of invoices reasonably substantiating the charges of the applicable vendors, and (iii) a certificate of occupancy, or its equivalent, from the City of Boulder, CO, if applicable for the Subtenant Improvements.

(d)            Notwithstanding anything to the contrary, Subtenant may elect to use any unused portion of the Allowance as a credit against the next monthly installment(s) of Rent next coming due until exhausted (“Allowance Rend Credit”) upon written notice to Sublandlord. In the event Subtenant so elects to use the Allowance Rend Credit, Sublandlord shall credit against Subtenant’s Rent installment(s) next coming due for the period commending on the first day of the next month following written notice from Subtenant until exhausted. Any amount of the Allowance not used or submitted for reimbursement within the first three (3) months following the Abatement Period shall be deemed forfeited by Subtenant.

6.             Use. Subtenant shall use the Premises only in accordance with Article 8 of the Lease, as it may be amended; and Subtenant covenants not to use the Premises for any other purpose whatsoever.

7.             Lease.

(a)            Incorporation. A copy of the Lease is attached hereto as Exhibit B. Subtenant acknowledges and agrees that it has reviewed such copy of the Lease. Except as specifically provided otherwise herein, Subtenant hereby assumes and agrees to perform all of the obligations of Sublandlord under the 2019 Sublease with respect to the Lease, accruing or payable during the Sublease Term in the manner and time required under the Lease. Except as otherwise set forth below, and to the extent consistent with the provisions of this Sublease, the terms, provisions, covenants, and conditions of the Lease are hereby incorporated by reference as if set forth at length herein on the following basis: The term "Landlord" in the Lease shall refer to Sublandlord herein, its successors and assigns; the term "Tenant" in the Lease shall refer to Subtenant herein, its permitted successors and assigns; the term "Lease" in the Lease shall refer to this Sublease; the term "term of the Lease" shall refer to the Sublease Term under this Sublease; the term "commencement date" shall refer to the Commencement Date under this Sublease; and the term "termination date" shall mean the Expiration Date under this Sublease. This Sublease is subject to the terms, covenants, agreements, provisions, and conditions of the Lease, and Subtenant covenants with Sublandlord to observe, perform and be bound by each and every provision of the Lease as applicable to the Premises or the Tenant to the same manner and extent as if such provisions were contained in this Sublease, except as specifically provided otherwise herein.

(b)            Notwithstanding the foregoing provisions of this Section 7, the following provisions of the Lease are not incorporated into this Sublease (and neither party is required to assume or perform the obligations found in the unincorporated sections, except to the extent otherwise expressly provided in this Sublease): (i) the Option to Extend set forth on Exhibit D to the Lease, (ii) the Right of First Refusal set forth on Exhibit E to the Lease, and (iii) the Roof Deck License set forth on Exhibit F to the Lease. Additionally, any provisions that are modified by the terms of this Sublease shall be as modified herein (including, without limitation, those provisions relating to the amount and payment of Base Rent). Subtenant further acknowledges and agrees that, notwithstanding anything herein to the contrary, Subtenant has no right or option to exercise any other preferential rights, if any, set forth in the Lease. Any reference in the Lease to the obligations assumed by Subtenant hereunder that accrue during the Sublease Term shall survive and extend beyond the termination of this Sublease. Sublandlord has no obligation to provide any of the services or perform any of the obligations referenced in the foregoing sections and the incorporation is solely for referencing the services provided by Landlord or the rights and obligations of Landlord thereunder and Sublandlord shall have no obligation to provide any such services or fulfill any such obligations.

(c)            Tenant Obligations. Except as otherwise expressly provided herein, Subtenant shall perform each and every affirmative covenant and obligation of the "Tenant" under the Lease (and refrain from performing any act that is prohibited by any of the negative covenants of the Lease) as and when the same shall be required to be performed, where such obligation to perform (or refrain from performing) is set forth in an express provision of this Sublease.

(d)            Consent. If the consent or approval of Landlord is required under the Lease, then Subtenant shall provide Sublandlord written notice of Subtenant's request for such consent or approval, and Sublandlord shall use good faith efforts to obtain the same as provided in Section 7(f) hereunder, provided Sublandlord's failure to obtain any such consent or approval shall in no event be a default by Sublandlord under this Sublease. Subtenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Sublandlord for any and all reasonable costs and expenses incurred by Sublandlord in connection therewith, not to exceed Two Thousand Five Hundred and 00/100 Dollars ($2,500.00); provided, however, Sublandlord hereby agrees to waive the foregoing reimbursement for costs incurred by Sublandlord in using its commercially reasonable efforts to obtain the Use Consent as contemplated in Section 6 hereof.

(e)            Indemnification Under Lease. Any provisions in the Lease requiring indemnification by Sublandlord of Landlord (and its partners, shareholders, officers, directors, affiliates, agents, employees and contractors) or releasing Landlord from liability shall be deemed an indemnification or release, as applicable, running from Subtenant to each of Landlord, Tenant, and Sublandlord (and their partners, shareholders, officers, directors, affiliates, agents, employees and contractors). Each and every indemnification set forth in this Sublease, or incorporated into this Sublease from the Lease, shall survive the expiration or earlier termination of the Sublease Term. Notwithstanding the foregoing, in no event will Subtenant have any indemnification obligations under the Lease beyond that of Sublandlord under the Lease. Sublandlord shall initiate and pursue all indemnification it may have upon the request of Subtenant.

(f)            Time Limits. Wherever there are time limits contained in the Lease (i) calling or allowing for the service of notice by the Tenant thereunder, or (ii) within which the Tenant thereunder must perform any act or observe any term, covenant or condition thereunder, the same shall be deemed amended for the purposes of this Sublease to provide for time limits of two (2) days less and deadlines that are two (2) days earlier than those provided for in the Lease.

(g)            Landlord Obligations, Representations and Warranties: Lease Services. (i) Subtenant shall be entitled to the maintenance, utilities and other services to which Sublandlord is entitled under the 2019 Sublease and Lease provided Subtenant shall perform all of the obligations of Tenant related to such utilities under the Lease. Any covenant, representation, warranty, or other undertaking of Landlord in the Lease shall not be deemed to be made by, or otherwise constitute an obligation of, Sublandlord under this Sublease. Notwithstanding anything in this Sublease to the contrary, Sublandlord has no duty to perform any obligations of Landlord or Tenant that are, by their nature, the obligation of an owner or manager of real property. Sublandlord has no responsibility or liability to Subtenant for any default, failure, or delay on the part of Landlord in the performance or observance by Landlord of any of its obligations under the Lease. Notwithstanding anything to the contrary contained in this Sublease or the Lease (as incorporated into this Sublease), subject to Section 7 of this Sublease, Subtenant agrees that Sublandlord shall not be obligated to perform, and shall not be liable or responsible for the performance by or failure of performance by Landlord, of any of Landlord's obligations under the Lease or under law (including without limitation provide services; comply with any laws or requirements of governmental authorities for the maintenance or operation of the Premises; provide any reimbursement or other concession; pay any costs; maintain, repair, restore, service or insure the Premises); and Subtenant shall have no claim against Sublandlord for any default of Landlord. Sublandlord shall use commercially reasonable efforts to cause Landlord to perform its obligations under the Lease and to assist Subtenant, at Subtenant's sole expense and without liability to Sublandlord, in seeking: (i) such services and rights from Landlord; and (ii) Landlord's consent to any action for which the Lease or this Sublease requires Landlord's consent; provided such commercially reasonable efforts shall not require Sublandlord to incur any out-of-pocket expenses to cause Landlord to perform its obligations under the Lease unless Subtenant agrees in writing to pay, and does pay, any reasonable out-of-pocket expenses within ten (10) days of receipt of notice from Sublandlord. Sublandlord does not warrant that any of the services referred to in this Sublease, or any other services that Landlord may supply, will be free from interruption, and Subtenant acknowledges that any such services may become unavailable or be suspended by reason of accident, repairs, inspections, alterations or improvements, or by delays beyond a party's reasonable control, including without limitation, governmental restrictions or regulations, governmental preemption, strikes, labor disputes, shortage of labor or materials, Acts of God, fire, earthquake, floods, extreme weather conditions, enemy action, civil commotion, riot or insurrection, fire or other unavoidable casualty.

(h)            Landlord Rights. Subtenant acknowledges any rights specifically reserved by Landlord under the Lease; and Subtenant further acknowledges that its possession and use of the Premises is subject to such rights. Except as may be otherwise set forth in this Sublease, Subtenant hereby releases Sublandlord from all liability in connection with Landlord's exercise of such rights. Sublandlord shall not incur any liability whatsoever to Subtenant for any injury, inconvenience, incidental or consequential damages incurred or suffered by Subtenant as a result of the exercise by Landlord of any of the rights reserved to Landlord under the Lease, nor shall such exercise constitute a constructive eviction or a default by Sublandlord hereunder. Subtenant's obligations to pay Rent and any other charges due under this Sublease shall not be reduced or abated in the event that Landlord fails to provide any service, to perform any maintenance or repairs, or to perform any other obligation of Landlord under the Lease, unless Sublandlord is entitled to such abatement under the Lease or 2019 Sublease.

8.             Alterations. Except for the Subtenant Improvements and Minor Alterations (as defined in the Lease), Subtenant shall not make any alterations, additions or other physical changes to the Premises ("Alterations") without obtaining the prior written consent of Landlord, Tenant, and Sublandlord. Such Alterations shall be performed in accordance with the terms and conditions of Article 10 of the Lease; provided, however, Subtenant shall be permitted to make Minor Alterations (as such term is defined under the Lease) provided such Minor Alterations meet the requirements and are performed in accordance with the requirements set forth in the Lease. Further to the extent the necessary consents are given with respect to the Alterations, the performance of such Alterations shall also be subject to all the terms and conditions of Article 10 of the Lease. Subtenant shall reimburse Sublandlord for all out-of-pocket costs payable by Sublandlord with regard to reviewing any proposed Alterations. All Alterations shall immediately become Landlord's property upon installation or completion thereof, unless Landlord elects otherwise. Upon expiration of the Sublease Term, to the extent allowed under the Lease, Subtenant shall remove (i) all of its trade fixtures and personal property from the Sublease Space and repair any damage resulting from such installation or removal, (ii) all Alterations installed by or on behalf of Subtenant that are required to be removed pursuant to the terms and conditions of the Lease, and (iii) upon request by Sublandlord, all Alterations installed by or on behalf of Subtenant, shall be removed from the Premises and Subtenant shall promptly restore the Sublease Space to the condition then existing prior to such removal; provided, however, in the event Landlord does not require removal of such Alterations, then Sublandlord shall not require Subtenant to remove the same.

Additionally, in the event Subtenant intends to perform any Alterations costing in excess of Twenty Thousand and 00/100 Dollars ($20,000.00), but less than Two Hundred Thousand Dollars ($200,000.00), Subtenant provide Sublandlord and Tenant a copy of the prior written consent of Landlord and Subtenant (i) provides Sublandlord and Tenant with a copy of Landlord's written notice advising that Landlord shall not require the removal of the same upon the expiration or termination of the Lease, or (ii) solely if required by Tenant in connection with the Alterations, Subtenant deposits funds with Sublandlord in an amount equal to one hundred then (110%) of the reasonably anticipated cost of the removal of such Alterations (the “Alterations Deposit”). The Alterations Deposit shall be held by Sublandlord until the expiration or termination of this Sublease, and returned to Subtenant within thirty (30) days following the expiration or earlier termination thereof, provided Subtenant complies with its obligation, if any, to remove such Alterations. Notwithstanding anything in this Sublease to the contrary, if Landlord notifies Sublandlord to remove any Alterations installed by Subtenant at the expiration or earlier termination of the Lease pursuant to the Lease, then Subtenant, at its sole cost and expense, shall remove such Alterations before the Expiration Date or earlier termination of this Sublease; provided that Sublandlord receives such notification prior to the expiration of the Sublease Term in accordance with the Lease and 2019 Sublease. Within ten (10) business days following the completion of any Alterations in the Premises (other than Minor Alterations), Subtenant shall provide Sublandlord with notice that it has completed the same and Sublandlord may, upon forty-eight (48) hours' prior notice to Subtenant, be permitted access to the Premises for the purpose of inspecting such Alterations. The obligations set forth in the two preceding sentences shall survive the termination or expiration of this Sublease.

9.             Sublandlord Representations. (a) To the Sublandlord's actual knowledge, Sublandlord represents and warrants to Subtenant as follows as of its date of execution of this Sublease:

(i)             the Lease and the 2019 Sublease are in full force and effect in accordance with, and subject to, all of the terms, covenants, conditions and agreements contained therein. The Tenant did not exercise any termination right under the Lease;

(ii)            Sublandlord has not received any notice of any default by Sublandlord under the Lease or 2019 Sublease, or delivered any notice of default to Landlord or Tenant, which default remains uncured, and Sublandlord has no knowledge of any event which, with the giving of notice or the passage of time, or both would constitute a default by Sublandlord under the Lease or 2019 Sublease or a default by Landlord under the Lease or a default by Tenant under the 2019 Sublease;

(iii)           Sublandlord holds the Sublease, which is the entire Tenant's interest in the Premises under the Lease, free and clear of any liens, claims, mortgages, charges or encumbrances, subleases and occupancies, other than this Sublease, the Lease, the 2019 Sublease and matters to which the tenancy of the Sublandlord, as the tenant under the Lease, is or may be subordinate. Sublandlord is not a party to any subordination or nondisturbance agreement with respect to the Premises and the 2019 Sublease or the Lease;

(iv)           Sublandlord is not (A) on any list of specially designated nationals and blocked persons subject to financial sanctions, trade embargos, economic sanctions, or other prohibitions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control ("OFAC") or any other similar list maintained by OFAC, (B) acting, directly or indirectly, for or on behalf of any person, group, entity or nation on any such list or any other person, group, entity, nation or transaction banned or blocked pursuant to any law, order, rule or regulation that is enforced or administered by OFAC and (C) not entering into this Sublease or otherwise engaging in the transactions contemplated in this Sublease directly or indirectly on behalf of, or instigating or facilitating this Sublease or this transaction, directly or indirectly on behalf of, any such person, group, entity or nation;

(v)            The Lease attached hereto as Exhibit B is a true, complete and correct copy of the Lease, including all amendments thereto, and the 2019 Sublease attached hereto as Exhibit C is a true, complete, and correct copy of the 2019 Sublease, including all amendments thereto;

(vi)           As of the Commencement Date to Sublandlord's knowledge, Sublandlord has not received written notice of any violation of any Laws applicable to the Premises; and

(vii)          To Sublandlord's knowledge, Sublandlord has not received any written notice of any violation of any Laws in connection with Hazardous Substances applicable to the Premises.

10.           Subtenant's Obligations. As between Sublandlord and Subtenant, Subtenant shall be responsible for and shall pay for the following, within thirty (30) days of receipt of an invoice from Sublandlord, together with reasonable evidence thereof:

(a)            Any and all sums of money that are or may become payable by Sublandlord to Landlord under the Lease caused by the actions or omissions of Subtenant or any Subtenant Party (hereinafter defined) and any and all charges of Landlord under the Lease to the extent related to a request by Subtenant or caused by Subtenant's failure to perform its obligations under this Sublease.

(b)            All maintenance, repairs, and replacements as to the Premises to the extent Sublandlord is obligated to perform the same under the Lease. All such maintenance, repairs, and replacements shall be performed in accordance with the Lease.

(c)            Any revenue tax or charge, occupancy tax, business use tax, or any other tax or charge that may be levied against the Premises or Subtenant's use or occupancy thereof during the Sublease Term.

11.           Default. Any act, omission by Subtenant that would constitute a breach or default by the Tenant under the Lease shall constitute a default or an "Event of Default" by Subtenant under this Sublease. In addition, the following shall also constitute an Event of Default by Subtenant hereunder: (i) Subtenant fails to pay any installment of Base Rent, Additional Rent, or any other sum payable by it hereunder, unless such failure is cured within one (1) business day; or (ii) Subtenant fails to perform or violates any non-monetary covenant or condition set forth in the Sublease or the Lease and such default or violation continues for fifteen (15) days after written notice thereof is delivered to Subtenant (or if such default is of a nature such that it is curable but cannot practicably be cured within fifteen (15) days, then, so long as Subtenant commences such cure within the initial fifteen (15) days and is diligently taking all steps necessary to effect such cure, Subtenant shall have additional time to effect such cure, unless such additional time will cause a default to extend past any applicable cure period under the Lease, in which case the cure period under this Sublease shall be shortened to two days less than the cure period under the Lease).

Sublandlord shall provide to Subtenant copies of any written notice, demand or correspondence delivered to, received by it from, either Landlord or Tenant under the Lease or the 2019 Sublease. If Sublandlord shall fail to pay any sum of money required to be paid by it under the Lease or the 2019 Sublease, or shall fail to perform any other act on its part to be performed thereunder, Subtenant shall provide written notice of such failure to Sublandlord. If after five (5) business days after the initial notice, Sublandlord has not cured same, Subtenant may, but shall not be obligated to do so, and without waiving or releasing Sublandlord from any obligations of Sublandlord, make any such payment or perform any such other act on Sublandlord's part to be made or performed as provided in the 2019 Sublease or this Sublease, provided that the same is in compliance with applicable laws. Sublandlord shall reimburse Subtenant for all actual out-of-pocket costs incurred in connection with such payment or performance within thirty (30) days following demand made by Subtenant together with all invoices and documentation supporting such costs incurred. All unpaid amounts shall bear interest from the date incurred at the rate of interest per annum equal to the lesser of (i) twelve percent (12%), and (ii) the highest rate permitted by applicable law. Sublandlord shall exercise its off-set and self-help rights under the Lease or 2019 Sublease upon Subtenant’s reasonable request of same.

12.           Remedies. Upon the occurrence of an Event of Default by Subtenant, Sublandlord may exercise any remedy against Subtenant that Landlord may exercise for any default or breach by Sublandlord under the Lease, as well as any other remedies available to Sublandlord at law or in equity. It is hereby understood, and Subtenant hereby covenants with Sublandlord, that the occurrence of any Event of Default by Subtenant shall not relieve Subtenant from the obligation of Subtenant to make the monthly payments of Rent hereinbefore reserved, at the times and in the manner aforesaid. In addition to any other remedies Sublandlord may have at law or equity and/or under this Sublease, Subtenant shall pay upon demand all of Sublandlord's reasonable costs, charges and expenses, including reasonable fees of counsel, agents and others retained by Sublandlord, whether or not suit is filed, incurred in connection with the recovery under this Sublease or for any other relief against Subtenant pursuant to this Sublease.

13.           Right to Cure Defaults. If Subtenant fails timely to perform any of its obligations under this Sublease other than the payment of Rent and fails to commence curing such nonperformance within the applicable grace and cure periods set forth herein, then Sublandlord shall have the right, but not the obligation, without notice to Subtenant and without waiving or releasing Subtenant from any obligations hereunder, to perform any such obligations of Subtenant in such manner and to such extent as Sublandlord shall reasonably deem necessary in order to avoid a Default under the Lease, and in exercising any such right, pay any reasonable incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys' fees. Subtenant shall pay to Sublandlord within twenty (20) days after demand all sums so paid by Sublandlord and all actual, reasonable out-of-pocket costs and expenses of Sublandlord in connection therewith, together with interest thereon at the rate of twelve (12%) per annum or the highest rate permitted by applicable law, whichever shall be less, from the date notice is provided to Subtenant until the date reimbursed by Subtenant.

14.           Insurance and Indemnity.

(a)            Subtenant's Insurance. Subtenant, at its sole cost and expense, shall maintain the policies of insurance required to be maintained by the Tenant as set forth in Article 11 of the Lease. Such coverage shall meet the requirements for Tenant's coverage under the Lease. All such policies shall be issued by reputable insurance companies licensed to do business in the State of Colorado, and in accordance with the terms and conditions set forth in Section 11 of the Lease, and such policies cannot be modified or cancelled without at least thirty (30) days' prior written notice to Sublandlord. Subtenant shall name Sublandlord and Landlord (and any other parties required under the Lease) as additional insureds under the general liability and umbrella policies required by the Lease and as loss payees under any property policy; and each policy shall contain a waiver of subrogation in favor of Sublandlord. On or before the Move-in Date, Subtenant shall furnish to Sublandlord said policies or certificates thereof evidencing that the required coverage is being maintained, together with such evidence as Sublandlord shall deem reasonably satisfactory of the payment of premiums thereon. Sublandlord shall not be liable to Subtenant or any other person or corporation, including employees, for any damage to Subtenant's property caused by water, rain, snow, frost, fire, storm or accidents, theft, or by breakage, stoppage, or leakage of water, gas, heating, and sewer pipes or plumbing, upon, about, or adjacent to the Premises.

(b)            Sublandlord's Insurance. Prior to the Commencement Date, and for all such periods that Sublandlord is so required under the 2019 Sublease and the Lease, Sublandlord, at its sole cost and expense, shall maintain the policies of insurance required to be maintained by the Tenant as set forth in Article 11 of the Lease.

(c)            Waiver of Subrogation. Sublessee and Sublandlord hereby each waive its rights of recovery against the other party for any loss of, or damage to, Sublessee's or Sublandlord's property, as applicable, to the extent that such loss or damage is insured by an insurance policy (or in the event Sublessee elects to self-insure any property coverage required) required to be in effect at the time of such loss or damage). Sublessee and Sublandlord shall obtain any special endorsements, if required by its insurer whereby the insurer waives its rights of subrogation against Sublandlord or Subtenant, as applicable.

(d)            Indemnification by Subtenant. Except to the extent caused by the negligence or willful misconduct of Sublandlord, Subtenant shall defend (with counsel reasonably approved by Sublandlord), indemnify, and hold harmless Sublandlord from and against any and all claims, liabilities, damages, losses, costs, and expenses (including reasonable attorneys' fees) in any way arising out of, relating to, or connected with (a) any breach, default or failure to perform on the part of a Subtenant Party under this Sublease, (b) any act or omission of a Subtenant Party that constitutes a default under the Lease, (c) any activity, work, or other thing done, permitted, or suffered by Subtenant or a Subtenant Party in or about the Premises, the Building, or the land or any part thereof, and any negligence or willful misconduct of a Subtenant Party, (d) the use or occupancy of the Premises, the Building, or the land or any part thereof by a Subtenant Party, and (e) any actions taken by Sublandlord following Subtenant's request of Sublandlord to take action pursuant to the terms hereof or the Lease. Subtenant assumes all risk of damage or loss to its property or injuries or death to persons, in, on, or about the Premises from and after the Move-in Date, from all causes, except to the extent such damage or loss is caused by the negligence or willful misconduct of Sublandlord and/or its agents, contractors, or employees. The provisions of this section shall survive the expiration or earlier termination of this Sublease. As used in this Sublease, a "Subtenant Party" refers individually and collectively to Subtenant and/or any of Subtenant's agents, employees, affiliates, contractors, invitees, subtenants, licensees, assignees, or anyone claiming by, through or under Subtenant.

(e)            Indemnification by Sublandlord. Except to the extent caused by the negligence or willful misconduct of Subtenant, Sublandlord shall defend, indemnify, and hold harmless Subtenant from and against any and all claims, liabilities, damages, losses, costs, and expenses (including reasonable attorneys' fees) in any way arising out of, relating to, or connected with (a) any act or omission of a Sublandlord Party that constitutes a default under the Lease or the 2019 Sublease, (b) any negligence or willful misconduct of a Sublandlord Party (defined below), and (c) the use or occupancy of the Premises, the Building, or the land or any part thereof by a Sublandlord Party. Sublandlord assumes all risk of damage or loss to its property or injuries or death to persons, in, on, or about the Premises prior to the Move-in Date, from all causes, except to the extent such damage or loss is caused by the negligence or willful misconduct of Subtenant and/or its agents, contractors, or employees. The provisions of this section shall survive the expiration or earlier termination of this Sublease. As used in this Sublease, a "Sublandlord Party" refers individually and collectively to Sublandlord and/or any of Sublandlord's agents, employees, affiliates, contractors, invitees, subtenants, licensees, assignees, or anyone claiming by, through or under Sublandlord.

15.           Damage to or Destruction of the Premises. If the Building or Premises are damaged by fire or other casualty and Landlord shall, pursuant to the terms of the Lease, elect to terminate the Lease, then this Sublease shall cease and terminate on the date of termination of the Lease, and Rent shall be apportioned from the time of the damage as provided in the Lease. Subtenant shall have the same rights to terminate this Sublease as may exist if it were Sublandlord under the 2019 Sublease, and Subtenant shall exercise the same as to this Sublease in accordance with the 2019 Sublease. Otherwise, this Sublease shall remain in full force and effect, and Rent shall abate in proportion to any abatement under this Lease. Sublandlord shall have no obligation hereunder to repair any portion of the Building or Premises, whether or not this Sublease shall be terminated, which obligation shall be Landlord's to the extent required under the Lease. If all or any part of the Premises is damaged and this Sublease is not terminated, then Subtenant shall have such repair and restoration obligations as are set forth in the Lease.

16.           Termination of the Lease. Notwithstanding anything else herein, Sublandlord covenants and agrees that it will not voluntarily terminate the 2019 Sublease or the Lease (including, without limitation, in connection with any casualty or condemnation), or modify or amend the 2019 Sublease or the Lease, without Subtenant's prior written consent, which may be withheld in Subtenant's sole discretion.

17.           Assignment and Subletting. Subtenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation or law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or written consent in each instance, which shall be given or withheld in accordance with the provisions of Article 14 of the Lease. Subtenant must comply with all provisions of Article 14 of the Lease with respect to any such Transfer. Further, Subtenant shall reimburse Sublandlord for all out-of-pocket costs incurred by Sublandlord in connection with reviewing a request of Subtenant for its consent to a Transfer up to a maximum of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) with respect to any one particular request for Transfer. Any Rent accruing to Tenant as a result of such assignment or sublease, which is in excess of the Rent then being paid by Subtenant to Sublandlord, after deducting therefrom any reasonable costs associated with such transfer (i.e. leasing commissions, tenant improvement allowances, attorney fees, and any other incidental transactional costs), shall be shared 50/50 between Sublandlord and Subtenant.

18.           Surrender and Holdover. At the expiration of the Sublease Term or earlier termination of this Sublease, Subtenant shall promptly yield up the Premises in the condition required under the Lease and this Sublease; provided, however, Subtenant shall not be required to remove the existing telephone and data cabling located in the Premises upon the expiration or earlier termination of this Sublease. Subtenant shall have no right to occupy the Premises or any portion thereof after the expiration of this Sublease or after termination of the Lease or this Sublease or Subtenant's right to possession in consequence of an Event of Default hereunder. In the event Subtenant or any Subtenant Party holds over, Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises, and to recover actual, direct damages incurred by Sublandlord (including, without limitation, damages payable by Sublandlord to Landlord by reason of such holdover, plus the reasonable attorneys' fees and costs incurred by Sublandlord in connection with Subtenant's holdover). Subtenant shall indemnify and hold harmless Sublandlord for, from, and against any and all liabilities, losses, obligations, damages (direct or indirect), penalties, claims, costs and expenses (including, without limitation, reasonable attorneys' fees and other charges) that are paid, suffered or

19.           Compliance With Laws. Subtenant and its agents, employees, contractors, licensees, and invitees shall at all times at Subtenant's expense comply with Section 8 of the Lease.

20.           Sublandlord's Reserved Rights. Upon and during the continuance of an Event of Default, or upon Tenant’s or Sublandlord’s reasonable belief that an Event of Default has either occurred or is imminent, then upon forty-eight (48) hours' prior notice (except in the case of emergency, in which event no prior notice shall be required), Sublandlord reserves the right to inspect the Premises. Notwithstanding anything herein to the contrary, Subtenant shall at all times permit Landlord access to the Premises in accordance with Section 19(B) of the Lease.

21.           Notices. All notices and other communications that are required or permitted hereunder shall be in writing and shall be delivered by hand, by United States certified or registered mail, postage prepaid, return receipt requested, or by nationally recognized overnight courier service, addressed to the respective parties at the addresses set forth below:

Tenant:	Boulder Brands USA, Inc. c/o ConAgra Foods, Inc. Eleven ConAgra Drive Omaha, NE 68102 Attn: Sr. Director of Real Estate & Facilities

With a copy to:	Boulder Brands USA, Inc. c/o ConAgra Foods, Inc. 222 Merchandise Mart Plaza, Suite 13 001 Chicago, IL 60654 Attention: General Counsel

With a copy to:	Husch Blackwell LLP 190 Carondelet Avenue, Suite 600 St. Louis, MO 63105 Attn: Willaim M. Hof

Sublandlord:	Charlotte ’s Web, Inc. Charlotte’s Web Holdings, Inc. 700 Tech Court Louisville, CO 80027 Attn: VP Corporate Treasurer

With a copy to:	Bryan Cave Leighton Paisner LLP One Boulder Plaza 1801 13th Street, Suite 300 Boulder, Colorado 80302 Attn: Heather Boelens

Subtenant:	Outside Interactive 5720 Flatiron Parkway Boulder, Colorado 80301 Attn: Tim Paulson, Director of Facilities

With a copy to:	Outside Interactive 5720 Flatiron Parkway Boulder, Colorado 80301 Attn: Sarah Lawton, Assistant General Counsel legal@outsideinc.com

Notices shall be deemed given upon the earlier to occur of actual receipt or refusal of receipt, one (1) day after the deposit thereof with a nationally recognized overnight courier service or personal delivery. The parties hereto may designate a different or additional address for the giving of notice by notice to the other parties hereto.

22.            Brokers. Subtenant represents and warrants to Sublandlord that Subtenant has not dealt with any broker, finder, or agent in connection with this Sublease other than Colliers International (“Subtenant’s Broker”). Sublandlord represents and warrant to Subtenant that Sublandlord has not dealt with any broker, finder, or agent in connection with this Sublease other than Cushman & Wakefield (“Sublandlord’s Broker”). Sublandlord agrees to pay Sublandlord’s Broker commission pursuant to the terms of a separate agreement, and Sublandlord’s Broker will allocate the commission owed to Subtenant’s Broker pursuant to a separate agreement between Sublandlord's Broker and Subtenant's Broker. Subtenant agrees to indemnify Sublandlord and hold Sublandlord harmless from any and all claim, suits, or judgments, including reasonable attorney fees, for any fees, commissions, or compensation that arose out of or are in any way connected with any agency representation of Subtenant in connection with this Sublease other than Subtenant's Broker. Sublandlord agrees to indemnify Subtenant and hold Subtenant harmless from any and all claim, suits, or judgments, including reasonable attorney fees, for any fees, commissions, or compensation that arose out of or are in any way connected with any other agency representation of Sublandlord in connection with this Sublease.

23.            Consent of Landlord. Notwithstanding anything contained herein to the contrary, the parties agree that the effectiveness of this Sublease and Subtenant's right to possession of the Premises are conditioned upon receipt of both Landlord's and Tenant’s written consent to this Sublease sufficient to satisfy the requirements for such consent under the Lease (including without limitation Article 14 thereof) (collectively the "Landlord's Consent"). Promptly following delivery of an executed original of this Sublease by Subtenant to Sublandlord, Sublandlord will request Landlord's Consent, and Sublandlord shall use commercially reasonable efforts to obtain Landlord's Consent. Sublandlord shall pay any fees connected with obtaining Landlord's Consent required by the Lease, including, without limitation, those fees set forth in Section 14(D) of the Lease. Subtenant shall promptly deliver to Sublandlord any information reasonably requested by Landlord in connection with its approval of this Sublease including without limitation with respect to the nature and operation of Subtenant's business and/or the financial condition of Subtenant, in such forms as Subtenant currently maintains in the ordinary course of Subtenant's business and at no cost to Subtenant. If Sublandlord does not obtain Landlord's Consent on or within forty-five (45) days following submission of the fully executed Sublease Agreement and Landlord s Consent, Subtenant and Sublandlord shall each have the right to terminate this Sublease at any time thereafter upon thirty (30) days' prior written notice to the other party; provided, however, the party exercising such right may nullify the foregoing termination in the event Sublandlord obtains Landlord's Consent prior to the expiration of such thirty (30) day termination notice period. In the event this Sublease is terminated pursuant to this Section 23, then Sublandlord shall return the Letter of Credit and refund to Subtenant any Rents deposited pursuant to this Sublease and, after such amounts, if any, have been refunded, neither the Sublandlord nor the Subtenant will have any further obligations under this Sublease. In connection with requesting such Landlord's Consent, Sublandlord shall (i) except as specifically provided otherwise herein, have no liability to Subtenant in the event that Landlord does not give Landlord's Consent, and (ii) not be required to pay any consideration to Landlord in order to obtain such Landlord's Consent or to commence a legal proceeding against Landlord.

24.            Furniture and Equipment.

(a)            In consideration of the obligations of Subtenant under this Sublease, Sublandlord grants a license to Subtenant to use all furniture, fixtures and equipment belonging to Sublandlord, existing in the Premises as of the Move-in Date to the actual knowledge of Sublandlord, including phone handsets (the "Existing FF&E" set forth on Exhibit F-1 attached hereto), and the laboratory and kitchen equipment set forth on Exhibit F-2 (attached hereto) designated as the "Kitchen/Lab Equipment that stays in the space through the term, remains CAG property" (collectively referred to herein as the "Conagra Laboratory and Kitchen Equipment," and together with the Existing FF&E [excluding however the Excluded Items as defined below], the "Included Furniture and Equipment"). Notwithstanding anything herein to the contrary, prior to the Commencement Date, Subtenant shall designate items of Existing FF&E it desires to remove from the Premises (the “Excluded Items”). Sublandlord shall remove the Excluded Items from the Premises at no cost to Subtenant and Sublandlord will repair any damage to the Premises in connection with such removal.

(b)            The Included Furniture and Equipment (but not the Excluded Items) will be left in the Premises by Sublandlord for Subtenant's use on an "as is, where is, with all faults" basis, and without representation or warranty of any kind, nature or description relative to the same, including representations concerning merchantability, fitness or fitness for a particular purpose, all of which are hereby expressly disclaimed by Sublandlord and waived by Subtenant. During the Sublease Term, Subtenant shall (x) insure the Included Furniture and Equipment against loss or damage by fire or other casualty in accordance with the requirements set forth in the Lease, (y) maintain the Included Furniture and Equipment in at least as good a condition and working order as when delivered to Subtenant, subject to reasonable wear and tear and damage by fire or other casualty and (z) subject to Subtenant's right to purchase the Included Furniture and Equipment as hereinafter set forth (which shall require Sublandlord to exercise its right to purchase under the 2019 Sublease), Subtenant shall return the Included Furniture and Equipment to Sublandlord in the same condition as received, less ordinary wear and tear, and damage caused by fire or other casualty excepted. In the event Subtenant does not elect to exercise its right to purchase the Included Furniture and Equipment as set forth below, then the Included Furniture and Equipment shall remain the property of Sublandlord and shall be left by Subtenant in the Premises at the expiration or earlier termination of the Sublease Term, in which event, Sublandlord shall have the right to require Subtenant to return the Included Furniture and Equipment to Sublandlord (in the condition required hereunder) following the Expiration Date, at which point Sublandlord shall have the right to remove such Included Furniture and Equipment from the Premises.

(c)            As of the Commencement Date, Subtenant may elect, at any time prior to the expiration of the Sublease Term, to purchase the Existing FF&E as set forth on Exhibit F-1, and the Conagra Laboratory and Kitchen Equipment as set forth on Exhibit F-2) provided Subtenant shall pay Sublandlord an amount equal to Thirty Thousand and 00/100 Dollars ($30,000.00) for the Existing FF&E, and a separate and additional amount of Seventy-Five and 00/100 Dollars ($75,000.00) for the Conagra Laboratory and Kitchen Equipment, which transfer shall be evidenced by a Bill of Sale in the form attached hereto as Exhibit G. Notwithstanding anything in this Sublease to the contrary, Sublandlord shall have no liability to Subtenant on account of any malfunction, stoppage, breakage or failure of any of the Included Furniture and Equipment to perform for their intended use or for the inability of Subtenant to use any of said Included Furniture and Equipment, and Subtenant hereby releases Sublandlord from any liability to Subtenant for any loss or damage incurred by Subtenant arising out of any such malfunction, stoppage, breakage, failure or the inability of use. If Subtenant elects to purchase the Existing FF&E pursuant to this section, the Existing FF&E shall be conveyed to Subtenant, free from any and all encumbrances, liens, claims and/or demands.

(d)            The Lab and Kitchen Equipment, and, if Subtenant does not elect to purchase the Existing FF&E as provided above, the Existing FF&E, shall remain the property of Sublandlord and shall be left by Subtenant in the Premises at the expiration or earlier termination of the Sublease Term.

25.            Signage. Subtenant shall have the rights of Sublandlord under the 2019 Sublease and the Lease with respect to signage. Sublandlord shall reasonably cooperate to obtain any consent from Landlord required for such signage, provided however, Sublandlord shall (1) have no liability to Subtenant in the event that Landlord does not give such consent, and (ii) not be required to pay any consideration in order to obtain such consent, unless funded by Subtenant, or to commence a legal proceeding against Landlord. Prior to the Move-In Date, Sublandlord shall remove all signage located in the Premises and make any repairs required under the Lease and the 2019 Sublease in connection with such removal.

26.            Miscellaneous.

(a)            This Sublease shall be governed by and construed, both as to its validity and as to the performance of the parties, in accordance with the laws of the State of Colorado. An amendment or modification to this Sublease shall be effective only if it is a written agreement signed by both parties hereto.

(b)            This Sublease (and the exhibits hereto) constitutes the entire agreement between Sublandlord and Subtenant relating to the subject matter hereof, superseding all prior agreements or undertakings between such parties, oral or written. If any clause or provision of this Sublease (or the exhibits hereto) is or becomes illegal, invalid, or unenforceable because of present or future laws or any rule, decision, or regulation of any governmental body or entity, the intention of the parties hereto is that the remaining parts of this Sublease shall not be affected thereby.

(c)            Any time Sublandlord's consent shall be required under the terms of this Sublease, Sublandlord agrees not to unreasonably withhold, condition or delay such consent. Notwithstanding the foregoing, it shall be deemed reasonable for Sublandlord to deny such consent if Landlord's consent shall also be deemed to be required under the Lease, and Landlord refuses to grant such consent.

(d)            All terms, conditions, and covenants of this Sublease shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

(e)            If either party is successful in enforcing or defending against the other any legal or equitable remedy for a breach of any provision of this Sublease, then the successful party shall be entitled to recover its expenses and reasonable attorneys' fees as determined by the court as part of the judgment or decree.

(f)             Neither party shall be deemed in default with respect to any of the terms, covenants, and conditions of this Sublease on such party's part to be performed, if such party's failure to timely perform same is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, shortages, accidents, casualties, acts of God, acts caused directly by the other party or the other party's agents, employees, and invitees, or any other cause beyond the reasonable control of such party. Notwithstanding the foregoing, the provisions of this Section 24(f) shall not excuse or delay Subtenant's obligation to pay Rent as and when it becomes due under this Sublease.

(g)            Sublandlord and Subtenant hereby warrant and represent to one another that they have the authority and legal ability to enter into and perform this Sublease and their respective obligations hereunder and all actions required in connection with the authorization, execution, delivery, and performance of this Sublease have been duly taken and, when executed and delivered by Sublandlord and Subtenant, this Sublease shall be and constitute the valid, legal, and binding obligations of the parties hereto.

(h)            Time is of the essence of this Sublease and each and all of its provisions.

(i)              Under no circumstances shall either Sublandlord or Subtenant be liable to the other under any theory of tort, contract, strict liability, or other legal or equitable theory for any punitive, special, incidental, indirect, or consequential damages, each of which is hereby excluded by agreement of the parties regardless of whether or not any party has been advised of the possibility of such damages.

(j)             This Sublease may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In the event that any signature to this Sublease is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf' signature page were an original thereof. Subject to the requirement for his Sublease shall become effective when each Party hereto shall have received a counterpart hereof signed by the other party.

(k)            The recitals set forth at the beginning of this Sublease are incorporated into this Sublease by reference as if fully set forth herein.

(l)             Subtenant shall maintain the terms and conditions of this Sublease strictly confidential throughout the Sublease Term and will not disclose the same without Sublandlord's prior consent. Notwithstanding the foregoing, Subtenant may disclose the terms and conditions of this Sublease to Subtenant's accountants, attorneys, employees, and others in privity with Subtenant, as reasonably necessary for Tenant's business purposes, without such prior consent.

27.            Parking. On or before the Commencement Date, Sublandlord shall deliver to Subtenant one hundred thirty-five (135) parking access badges to allow Subtenant to access one hundred thirty-five (135) of the parking spaces allocated to Tenant under the Lease for parking by Subtenant and its employees (the "Parking Spaces"), provided Subtenant shall be obligated to pay Sublandlord the applicable current market rate for the Parking Spaces in accordance with the terms and conditions set forth in Section 33(M) of the Lease.

IN WITNESS WHEREOF, Sublandlord and Subtenant have entered into this Sublease as of the day and year first above written.

SUBLANDLORD:	CHARLOTTE’S WEB, INC., a Delaware corporation

	By:	/s/ Russ Hammer
	Name:	Russ Hammer
	Title:	Exec VP Chief Financial Officer

SUBTENANT:	OUTSIDE INTERACTIVE, INC., a Delaware corporation

	By:	/s/ Robin Thurston
	Name:	Robin Thurston
	Title:	CEO